Exhibit 10.63

AMENDMENT
TO THE IDAHO POWER COMPANY
SECURITY PLAN FOR SENIOR MANAGEMENT EMPLOYEES II

The Idaho Power Company Security Plan for Senior Management Employees II, as amended and restated effective November 30, 2011 (the “Plan”) is further amended as set forth below. These amendments shall be effective May 1, 2012.

1.    The definition of “Final Average Monthly Compensation,” Section 2.15, is amended to read as follows:

“'Final Average Monthly Compensation' shall mean the Compensation received by the Participant during any sixty (60) consecutive months (during the last ten (10) years of employment) for which the Participant's Compensation was the highest, divided by sixty (60). For purposes of determining Final Average Monthly Compensation, annual bonuses shall be included as Compensation in the month in which paid. Final Average Monthly Compensation shall not include any Compensation payable to a Participant pursuant to a written severance agreement with the Employer.”

2.    Section 2.26 is amended to read as follows:

“'Years of Participation' shall be twelve (12) month periods, and portions thereof, which shall begin on the earlier of the date an individual, who has been designated by the Employer, is approved by the Administrative Committee pursuant to Section 3.1, or the date designated by the Administrative Committee, and shall end on the earliest of (i) the Participant's death, (ii) the Participant's Termination Date, (iii) the date the Participant experiences a change in status, as provided in Sections 3.3 and 3.4, or (iv) if available and elected, the effective date of an accelerated distribution under the Security Plan for Senior Management Employees I. Partial Years of Participation, if any, shall be rounded up to the next full month and shall be used in determining benefits under this Plan. Years of Participation under the Security Plan for Senior Management Employees I, if any, shall be included in determining the total Years of Participation.”

3.    Section 5.6.1(a) is amended to read as follows:

“A joint and survivor annuity with payments continued to the surviving spouse at an amount equal to 75% of the Participant's benefit.”

APPROVED BY THE COMPENSATION COMMITTEE ON SEPT. 19, 2012

IDAHO POWER COMPANY

By: /s/ J. LaMont Keen______
Chief Executive Officer

By: /s/ Patrick A. Harrington_____
Corporate Secretary